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                                                                   Exhibit a(11)

                               THE MAINSTAY FUNDS

                          Establishment and Designation
                  of Additional Series of Shares of Beneficial
                       Interest, Par Value $0.01 Per Share

                                 March 15, 1999

      RESOLVED, that the undersigned, being a majority of the Trustees of The MainStay Funds, a Massachusetts business trust (the "Trust"), acting pursuant to
Section 5.11 of the Declaration of Trust dated January 9, 1986, as amended and restated December 31, 1994 (the "Declaration of Trust"), hereby authorize the establishment of one series of the Trust, by dividing the shares of beneficial interest of the Trust into one series (the "Series"):

      RESOLVED FURTHER, that the new Series shall have the following special and relative rights:

            1. The Series shall be designated "MainStay MAP Equity Fund" (the "Fund").

            2. The Fund shall be authorized to invest in cash, securities, instruments and other property as from time to time described in the Fund's then currently effective prospectus and registration statement under the Securities Act of 1933. Each share of beneficial interest of the Fund ("Share") shall be redeemable, shall be entitled to one vote (or fraction thereof in respect of a fractional Share) on matters on which Shares of the Fund shall be entitled to vote, shall represent a pro rata beneficial interest in the assets allocated to the Fund, and shall be entitled to receive its pro rata share of net assets of the Fund upon liquidation of the Fund, all as provided in the Declaration of Trust. The proceeds of sales of Shares of the Fund, together with any income and gain thereon, less any diminution or expenses thereof, shall irrevocably belong to the Fund, unless otherwise required by law.

            3. Shareholders of all series of the Trust, including the Fund, shall vote as a class on any matter, except to the extent otherwise required by the Investment Company Act of 1940 or when the Trustees have determined that the matter affects only the interests of Shareholders of any series, including the Fund, in which case only the Shareholders of such series shall be entitled to vote thereon. Any matter shall be deemed to have been effectively acted upon with respect to the Fund if acted upon as provided in Rule 18f-2 under such Act or any successor rule and in the Declaration of Trust.

            4. The assets and liabilities of the Trust shall be allocated among the series of the Trust, including the Fund, as set forth in Section 5.11 of the Declaration of Trust, except as described below.

                  (a) Costs incurred by the Trust on behalf of the Fund in connection with the organization and initial registration and public offering of Shares of the Fund shall be
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      amortized for the Fund over the lesser of the life of the Fund or the five year period beginning with the month that the Fund commences operations.

                  (b) The liabilities, expenses, costs, charges or reserves of the Trust (other than the investment advisory fee, the administration fee, the distribution fee, or the organizational expenses paid by the Trust) which are not readily identifiable as belonging to any particular series shall be allocated among the series of the Trust, including the Fund, on the basis of their relative average daily net assets except where allocations of direct expenses can otherwise fairly be made.

                  (c) The Trustees may from time to time in particular cases make specific allocations of assets or liabilities among the series of the Trust.

            5. The Trustees (including any successor Trustees) shall have the right as to any time and from time to time to reallocate assets and expenses or to change the designation of any series now or hereafter created, or to otherwise change the special and relative rights of any such series, provided that such change shall not adversely affect the rights of the Shareholders of such series.

/s/ Mark Gordon                                    /s/ John B. McGuckian
-----------------------                            ----------------------------
Mark Gordon                                        John B. McGuckian


/s/ Edward J. Hogan                                /s/ Donald E. Nickelson
-----------------------                            ----------------------------
Edward J. Hogan                                    Donald E. Nickelson


/s/ Harry G. Hohn                                  /s/ Donald K. Ross
-----------------------                            ----------------------------
Harry G. Hohn                                      Donald K. Ross


/s/ Richard M. Kernan, Jr.                         /s/ Stephen C. Roussin
------------------------                           -----------------------------
Richard M. Kernan, Jr.                             Stephen C. Roussin


/s/ Nancy M. Kissenger                             /s/ Richard S. Trutanic
-----------------------                            ----------------------------
Nancy M. Kissenger                                 Richard S. Trutanic


/s/ Terry L. Lierman
-----------------------
Terry L. Lierman